EXHIBIT 99.1

LUTHER BURBANK CORPORATION REPORTS
EARNINGS FOR THE QUARTER AND SIX MONTHS ENDED
JUNE 30, 2022 AND ANNOUNCES QUARTERLY DIVIDEND

Second Quarter 2022 Highlights
•Net income of $22.6 million, or $0.44 per diluted share
•Net interest margin of 2.62%
•Return on average assets and equity of 1.23% and 13.41%, respectively
•Loan yields increased 9 basis points to 3.50%
•Cost of interest bearing deposits increased by 5 basis points to 0.50%
•Efficiency ratio of 27.9% (1)
•Loan production increased by 29% to $733.0 million
•Weighted average coupon on loan originations increased by 13% to 3.55%
•Nonperforming assets to total assets of 0.07%
~~•~~Tangible book value per share of $13.09 (1)
•Quarterly cash dividend of $0.12 per common share declared

	As of or For the Three Months Ended (2)
(Dollars in thousands, except per share amounts)	June 30, 2022	March 31, 2022	June 30, 2021
Performance Ratios
Return on average assets	1.23%	1.28%	1.19%
Return on average equity	13.41%	13.60%	13.32%
Net interest margin	2.62%	2.54%	2.31%
Efficiency ratio (1)	27.86%	34.40%	33.52%
Income Statement
Net interest income	$47,472	$45,034	$40,899
Net income	$22,567	$22,940	$21,216
Pre-tax, pre-provision net earnings (1)	$34,509	$29,580	$27,529
Diluted earnings per share	$0.44	$0.45	$0.41
Balance Sheet
Total loans	$6,637,829	$6,366,318	$6,443,640
Total deposits	$5,668,759	$5,601,247	$5,401,972
Net charge-off (recovery) ratio	—%	—%	(0.00%)
Nonperforming assets to total assets	0.07%	0.03%	0.01%
Capital
Tier 1 leverage ratio	10.20%	10.27%	9.70%
Tangible book value per share (1)	$13.09	$12.93	$12.25
Growth in tangible book value per share	1.22%	0.37%	3.10%
Dividend declared per share	$0.12	$0.12	$0.0575

(1) See "Non-GAAP Reconciliation" table
(2) Unaudited

520 Third Street, Fourth Floor, Santa Rosa, CA 95401	Contact:	Bradley Satenberg
Investor Relations
(844) 446-8201
investorrelations@lbsavings.com

SANTA ROSA, Calif. (July 26, 2022) – Luther Burbank Corporation (NASDAQ: LBC) (the “Company”), the holding company for Luther Burbank Savings (the “Bank”), today reported net income of $22.6 million and $45.5 million, or $0.44 and $0.89 diluted earnings per common share (“EPS”), for the quarter and six months ended June 30, 2022, respectively.
Simone Lagomarsino, President and Chief Executive Officer, stated, “I'm proud to report our earnings for the second quarter, which are reflective of our commitment to our strategic plan focused on organic growth and quality earnings. During the quarter, loan originations exceeded $730 million and increased by 29% as compared to the linked quarter. This was the highest quarterly production ever in our history. In addition, the weighted average rate on newly originated loans benefited from rising interest rates and jumped to 3.55% during the quarter, helping to improve our quarterly loan yield. The changing economic environment appears to be slowing our loan prepayment rates after several years of generally increasing speeds. The combination of robust loan originations and slower prepayment speeds resulted in annualized loan growth of 17% for the quarter. Despite the current interest rate environment, the cost of our deposits only rose by five basis points during the quarter. As a result, our quarterly net interest margin improved by eight basis points to 2.62% compared to 2.54% during the linked quarter. Furthermore, credit quality remained solid during the quarter despite a modest uptick in the level of nonperforming assets to total assets, which increased to 0.07% from 0.03% at the end of the last quarter. This increase is attributed to borrower specific issues rather than any general credit trends. I am confident that the general strength of the credit metrics within our portfolio at quarter end will allow us to successfully weather the current economic volatility. In response to our strong loan growth and the incremental increase in nonperforming loans, we recorded a $2.5 million provision for loan losses during the quarter. Finally, we continue to be one of the most efficient banks in our industry, with an efficiency ratio of 28% and a ratio of noninterest expense to total average assets of 72 basis points.”
Ms. Lagomarsino concluded, "I'm also pleased to announce that our tangible book value per share grew by an annualized rate of 3%, to $13.09, as compared to year end, despite the net impact that rising interest rates have had on the market value adjustments of our available for sale investment portfolio, which, net of tax, are included in equity. Our tangible book value per share benefited from our consistent earnings and the successful execution of our $20 million stock repurchase program, which was completed this quarter. Through the program, we repurchased over 1.6 million shares at an average price per share of $12.17, or a discount to our current book value of over 7%.”

Income Statement
The Company reported net income of $22.6 million, or $0.44 EPS, for the three months ended June 30, 2022 compared to net income of $22.9 million, or $0.45 EPS, for the linked quarter. Pre-tax, pre-provision net earnings totaled $34.5 million for the three months ended June 30, 2022 compared to $29.6 million for the linked quarter.
Net Interest Income
Net interest income in the second quarter of 2022 was $47.5 million, an increase of $2.4 million from the first quarter, due to higher loan interest income, partially offset by higher interest expense on our deposit portfolio and Federal Home Loan Bank ("FHLB") advances. The increase in loan interest income was primarily due to an increase in the average balance of loans, lower accelerated loan cost amortization on paid off single family residential loans and higher income earned on our interest rate swaps. The increase in interest expense was primarily due to higher interest rates on deposits and an increase in the average balance and cost of FHLB advances. As compared to the linked quarter, the average balance and yield on our loan portfolio increased by $202.9 million and 9 basis points, respectively, while the average balance and cost of interest bearing deposits increased by $56.8 million and 5 basis points, respectively, and FHLB advances increased $102.6 million and 3 basis points, respectively.
During the three months ended June 30, 2022, the Company entered into two new swap agreements with an aggregate notional amount of $200 million. The swaps provide a hedge against the interest rate risk associated with hybrid adjustable loans in their fixed period. As of June 30, 2022, the Company held swaps with an aggregate notional amount of $950 million. The net hedging impact associated with our swaps is reported in interest income on loans.
Net interest margin for the second quarter of 2022 was 2.62% compared to 2.54% for the previous quarter. Our net interest margin reflects the net impact of an increase in the yield on interest earning assets partly offset by an increase in the cost of interest bearing liabilities. During the second quarter, the yield on our interest earning assets increased by 15 basis points primarily due to the increase in loan yield, while the cost of our interest bearing liabilities increased by 7 basis points primarily due to the increase in deposit costs. Our net interest spread in the second quarter was 2.54%, increasing by 8 basis points as compared to the linked quarter.

Noninterest Income
Noninterest income for the second quarter of 2022 was $362 thousand, an increase of $304 thousand compared to the first quarter. The increase was primarily attributable to a $233 thousand decrease in the decline in the fair value of community development investments that are classified as equity securities. Changes in fair value are primarily attributed to the rise in market interest rates.
Noninterest income primarily consists of FHLB stock dividends, fair value adjustments on equity securities, fee income and the financial impact related to loans sold.
Noninterest Expense
Noninterest expense for the second quarter of 2022 was $13.3 million, a decrease of $2.2 million compared to the linked quarter. The decrease was predominantly due to a $3.1 million decrease in compensation costs due to a $1.4 million decline in the required accrual for post-employment related retirement benefits resulting from an increase in interest rates. Compensation costs were further improved by a $1.2 million increase in capitalized loan origination costs due to stronger loan volume, as well as lower payroll taxes as compared to the first quarter of the year. Our efficiency ratio was 27.9% for the quarter ended June 30, 2022 compared to 34.4% for the previous quarter and benefited from a combination of stronger net interest income and noninterest income, as well as the decline in noninterest expense.
Noninterest expense primarily consists of compensation costs, as well as expenses incurred related to occupancy, depreciation and amortization, data processing, marketing and professional services.

Balance Sheet
Total assets at June 30, 2022 were $7.5 billion, an increase of $350.6 million, or 4.9%, from December 31, 2021. The increase was primarily due to a $340.4 million increase in loans and a $46.1 million increase in prepaid expenses and other assets, partially offset by a $51.9 million decline in cash and cash equivalents as compared to prior year-end. Total liabilities were $6.9 billion at quarter end, an increase of $348.1 million, or 5.3%, from December 31, 2021. The increase in total liabilities was primarily attributable to a $203.3 million increase in FHLB advances and growth in our deposits of $130.5 million.
Loans
Total loans at June 30, 2022 were $6.6 billion, increasing 5.4% compared to December 31, 2021. Loan growth during the six months ended June 30, 2022 was driven by origination volume of $1.3 billion, partially offset by the early prepayment of loans. Our loan portfolio generally consists of income property loans ("IPL") and single family residential ("SFR") mortgage loans, which represent 69.3% and 30.3%, respectively, of our total loan portfolio. Our IPL portfolio primarily consists of hybrid-adjustable rate multifamily residential and nonresidential commercial real estate loans and totaled $4.6 billion and $4.4 billion at June 30, 2022 and December 31, 2021, respectively. Our SFR loan portfolio totaled $2.0 billion and $1.9 billion, respectively, as of the same dates, and consisted primarily of hybrid-adjustable rate loans representing 84.0% and 84.4% of the total, respectively. The remaining portion of our SFR loan portfolio consisted of 30-year fixed rate loans.

Selected Loan Data (1)	Three Months Ended			Six Months Ended
(Dollars in thousands)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Loan Yield
IPL Portfolio	3.74%	3.75%	3.66%	3.75%	3.68%
SFR Loan Portfolio	2.94%	2.58%	2.83%	2.76%	2.93%
Loan Originations
IPL Portfolio	$501,584	$311,548	$461,646	$813,131	$712,250
SFR Loan Portfolio (2)	$231,383	$251,964	$250,909	$483,347	$388,973
Weighted Average Coupon on Loan Originations
IPL Portfolio	3.39%	3.29%	3.35%	3.35%	3.35%
SFR Loan Portfolio (2)	3.90%	2.93%	3.22%	3.39%	3.25%
Prepayment Speeds
IPL Portfolio	24.01%	21.78%	23.23%	22.90%	21.26%
SFR Loan Portfolio	25.57%	38.66%	40.09%	32.40%	40.38%

(1) The table above excludes loan data related to construction and land loans, which are insignificant components of our loan portfolio.
(2) The Company purchased a pool of fixed rate SFR loans totaling $287.8 million, with a weighted average coupon rate of 2.31%, in February 2021, which is excluded from our loan originations for the six months ended June 30, 2021 and the weighted average coupon on loan originations above.

During the three months ended June 30, 2022, the Company's internal production of new loans was $733.0 million, an increase of $164.1 million, or 28.8%, as compared to the linked quarter. During the quarter, the weighted average coupon on SFR and IPL loan originations increased by 97 basis points and 10 basis points, respectively, compared to the linked quarter. As compared to IPL loan originations, the weighted average coupon on SFR loan originations adjusted more quickly to the current interest rate environment primarily due to our ability to underwrite and fund SFR loans in about half of the time that is required for IPL loans which tend to be more complex. In addition, there was an elevated volume of IPL loans in the pipeline at the beginning the quarter, which were locked at low interest rates, and further slowed the pace of rate increases for funded loans.
During the current quarter, IPL prepayment speeds remained elevated relative to historical levels. Approximately 45% of our prepaid IPL loans during the current quarter were in-house refinances that were in the pipeline at March 31, 2022 and rate locked, as discussed above. These in-house refinances were the primary driver of the higher IPL prepayment speeds during the current quarter.
During the three months ended June 30, 2022, SFR portfolio yields increased by 36 basis points compared to the linked quarter primarily due to a $1.1 million decrease in accelerated loan cost amortization on paid off loans, increased income earned on our swap hedging fixed rate SFR loans and, to a lesser extent, the origination of new loans at substantially higher rates than the linked quarter. SFR loan portfolio prepayment speeds decreased during the current quarter due to rising market interest rates.
Asset Quality
Nonperforming assets totaled $5.0 million, or 0.07% of total assets, at June 30, 2022 compared to $2.3 million, or 0.03% of total assets, at December 31, 2021. Criticized loans, which includes loans graded Special Mention and of greater risk, were $27.5 million at June 30, 2022 compared to $16.7 million at December 31, 2021. Classified loans, which includes loans graded Substandard and of greater risk, totaled $22.5 million and $12.1 million at June 30, 2022 and December 31, 2021, respectively. The increase in criticized and classified loan balances was primarily attributed to isolated credit related downgrades of several loans and are not thought to represent any particular declining credit trends in our loan portfolio. As of June 30, 2022 and December 31, 2021, we had no real estate owned and we have not foreclosed on any collateral since 2015.
During the three months ended June 30, 2022, the Company recorded loan loss provisions of $2.5 million compared to a reversal of loan loss provisions of $2.5 million during the three months ended March 31, 2022. The current quarter provision was related to loan growth and the increase in classified loan balances while the prior quarter reversal related to the remaining portion of qualitative reserves established early in the pandemic. Our allowance for loan losses to total loans was 0.54% at June 30, 2022 compared to 0.52% and 0.56% at March 31, 2022 and December 31, 2021, respectively. The allowance for loan losses and the provisions for loan losses recognized were determined based on the incurred loss methodology. The Company expects to adopt the current expected credit loss ("CECL") allowance methodology on January 1, 2023.

Prepaid Expenses and Other Assets
Prepaid expenses and other assets totaled $123.5 million at June 30, 2022 compared to $77.3 million at December 31, 2021, an increase of $46.1 million, or 59.7%. This increase was primarily due to the recording of right-of-use assets related to the adoption of the new lease accounting standard on January 1, 2022, currently totaling $15.4 million, a $13.2 million increase in the fair value of our swaps due to rising interest rates and the funding of a $10.0 million Community Reinvestment Act qualified investment. The new lease standard requires lessees to record a right-of-use asset and lease liability for all long-term lease obligations.
Prepaid expenses and other assets primarily consist of bank-owned life insurance, prepaid expenses, accrued interest receivable, premises and equipment, lease right-of-use assets and tax related items.
Deposits
Deposits totaled $5.7 billion at June 30, 2022, an increase of $130.5 million, or 2.4%, from December 31, 2021. Brokered and retail deposits increased $97.3 million and $33.2 million, respectively, from December 31, 2021. The increase in deposits was generally utilized to support loan growth. During the six months ended June 30, 2022, the proportion of non-maturity deposits within the portfolio increased to 60.5% compared to 57.8% at December 31, 2021, while our portfolio of time deposits decreased to 39.5% from 42.2% at December 31, 2021. The change in the composition of our deposit portfolio was attributed to a combination of consumer preferences to maintain flexibility in the current changing interest rate environment, as well as our strategic goal of increasing transaction accounts. Our cost of interest bearing deposits was 0.50% during the quarter ended June 30, 2022 compared to 0.45% during the linked quarter. The increase in our cost of interest bearing deposits compared to the prior quarter was predominantly due to an increase in rates offered on our deposit products driven by rising market interest rates.
FHLB Advances
FHLB advances totaled $954.9 million and $751.6 million at June 30, 2022 and December 31, 2021, respectively. The increase in FHLB advances was utilized to fund robust loan growth. At June 30, 2022, the weighted average interest rate and weighted average remaining maturity of FHLB advances outstanding was 1.79% and 1.7 years, respectively, compared to 1.68% and 2.3 years, respectively, at December 31, 2021.
Other Liabilities
Other liabilities totaled $78.6 million at June 30, 2022 compared to $64.4 million at December 31, 2021, an increase of $14.2 million, or 22.0%. The increase primarily relates to an increase in lease liabilities of $15.7 million related to the adoption of the new lease accounting standard at the beginning of the year. See further discussion regarding the new lease standard above under "Prepaid Expenses and Other Assets".
Other liabilities primarily consist of accrued employee benefits, loan escrow balances, checks outstanding, lease liabilities, accrued interest payable and swap liabilities.
Capital
As of June 30, 2022, the Company was in compliance with all applicable regulatory capital requirements and the Bank qualified as ‘‘well-capitalized’’ for purposes of the FDIC’s prompt corrective action regulations, as summarized in the table below:

(unaudited)	June 30, 2022	March 31, 2022	June 30, 2021	For Well- Capitalized Institution
Luther Burbank Corporation
Tier 1 Leverage Ratio	10.20%	10.27%	9.70%	N/A
Common Equity Tier 1 Risk-Based Ratio	16.74%	16.97%	15.73%	N/A
Tier 1 Risk-Based Capital Ratio	18.24%	18.52%	17.28%	N/A
Total Risk-Based Capital Ratio	19.12%	19.37%	18.33%	N/A
Tangible Stockholders' Equity Ratio (1)	8.88%	9.16%	8.76%	N/A
Luther Burbank Savings
Tier 1 Leverage Ratio	11.31%	11.35%	10.67%	5.00%
Common Equity Tier 1 Risk-Based Ratio	20.23%	20.48%	19.01%	6.50%
Tier 1 Risk-Based Capital Ratio	20.23%	20.48%	19.01%	8.00%
Total Risk-Based Capital Ratio	21.10%	21.33%	20.07%	10.00%

(1) See "Non-GAAP Reconciliation" table
Stockholders’ equity totaled $671.6 million at June 30, 2022, an increase of $2.5 million, or 0.4%, compared to December 31, 2021. The increase in stockholders' equity was primarily due to net income of $45.5 million, partially offset by a decline in the fair value of available for sale investment securities, net of tax, of $21.4 million, dividends paid of $12.4 million and stock repurchases of $9.7 million during the six months ended June 30, 2022. The $20.0 million stock repurchase plan, initiated in November 2020, was completed during the current quarter. Through the term of the program, we repurchased a total of 1.6 million shares at an average price of $12.17, representing a discount of 7% to our tangible book value at June 30, 2022.
On July 26, 2022, the Board of Directors of the Company declared a quarterly cash dividend of $0.12 per common share. The dividend is payable on August 15, 2022 to shareholders of record as of August 5, 2022.

Earnings Call
The Company will host a conference call on Wednesday, July 27, 2022 at 8:00 AM (PT) to discuss the Company’s results for the period. Analysts, investors, and the general public may listen to a discussion of the Company’s quarterly performance and a question/answer session by dialing in or by joining the live webcast link at https://edge.media-server.com/mmc/p/srwm7yfi. To dial in to the discussion, participants will need to register for the call at https://register.vevent.com/register/BI361d9b369cc64b11a6c8833bcb64dfe4. The webcast will include a downloadable slide presentation that will be available during the meeting and may be referenced throughout the call. This slide presentation will also be available through our investor relations website at https://ir.lutherburbanksavings.com/events-and-presentations/presentations and is filed as an exhibit to the Company's Current Report on Form 8-K, along with this quarterly earnings release. It is recommended that participants dial into the conference call or log into the webcast approximately ten minutes prior to the call.
About Luther Burbank Corporation
Luther Burbank Corporation is a publicly owned company traded on the NASDAQ Capital Market under the symbol “LBC.” The Company is headquartered in Santa Rosa, California with total assets of $7.5 billion, total loans of $6.6 billion and total deposits of $5.7 billion as of June 30, 2022. It operates primarily through its wholly-owned subsidiary, Luther Burbank Savings, an FDIC insured, California-chartered bank. Luther Burbank Savings executes on its mission to improve the financial future of customers, employees and shareholders by providing personal banking and business banking services. It offers consumers a host of highly competitive depository and mortgage products coupled with personalized attention. Business customers benefit from boutique-quality service along with access to products which meet their unique financial needs from the convenience of online and mobile banking, robust cash management solutions, and high-yield liquidity management products to multifamily and commercial real estate lending. Currently operating in the western United States, from ten branches in California, one branch in Washington and lending offices located throughout the market area, Luther Burbank Savings is an equal housing lender. For additional information, please visit lutherburbanksavings.com.

Cautionary Statements Regarding Forward-Looking Information
This communication and the related management commentary contain, and responses to investor questions may contain, forward-looking statements. These forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control and involve a number of risks and uncertainties. Accordingly, we caution you that any such forward-looking statement is not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors, including without limitation those listed in our annual report on Form 10-K for the year ended December 31, 2021 including under the caption “Risk Factors” in Item 1A of Part I, subsequent Quarterly Reports on Form 10-Q and other reports we file with the SEC. You should not place undue reliance on any of these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Non-GAAP Financial Measures
This news release and related management commentary contain financial measures that are not measures recognized under U.S. generally accepted accounting principles (“GAAP”) and therefore, are considered non‐GAAP financial measures, including pre-tax, pre-provision net earnings, efficiency ratio, tangible assets, tangible stockholders’ equity, tangible book value per share and tangible stockholders’ equity to tangible assets. Our management uses these non‐GAAP financial measures in their analysis of the Company’s performance, financial condition and the efficiency of its operations. We believe that these non‐GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and other companies, as well as demonstrate the effects of significant changes in the current period. We also believe that investors find these non‐GAAP financial measures useful as they assist investors in understanding our underlying operating performance and the analysis of ongoing operating trends. However, we acknowledge that our non-GAAP financial measures have a number of limitations. You should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those we use for the non-GAAP financial measures we disclose, but may calculate them differently. You should understand how we and other companies each calculate non-GAAP financial measures when making comparisons. Reconciliations of these non‐GAAP financial measures to the most directly comparable GAAP measures are provided in the tables below.

Contact
Bradley Satenberg
Investor Relations
(844) 446-8201
investorrelations@lbsavings.com
###

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	June 30, 2022 (unaudited)	December 31, 2021
ASSETS
Cash and cash equivalents	$86,548	$138,413
Available for sale debt securities, at fair value	661,432	647,317
Held to maturity debt securities, at amortized cost	3,162	3,829
Equity securities, at fair value	10,772	11,693
Loans held-for-investment	6,637,829	6,297,420
Allowance for loan losses	(35,535)	(35,535)
Total loans held-for-investment, net	6,602,294	6,261,885
FHLB stock	27,874	23,411
Premises and equipment, net	14,969	16,090
Prepaid expenses and other assets	123,465	77,319
Total assets	$7,530,516	$7,179,957

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$5,668,759	$5,538,243
FHLB advances	954,947	751,647
Junior subordinated deferrable interest debentures	61,857	61,857
Senior debt	94,724	94,662
Other liabilities	78,607	64,415
Total liabilities	6,858,894	6,510,824
Total stockholders' equity	671,622	669,133
Total liabilities and stockholders' equity	$7,530,516	$7,179,957

CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

	Three Months Ended			Six Months Ended
(Dollars in thousands except per share data)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Interest and fee income:
Loans	$56,912	$53,633	$54,191	$110,545	$108,249
Investment securities	2,863	2,301	2,091	5,163	4,074
Cash, cash equivalents and restricted cash	198	66	34	265	84
Total interest income	59,973	56,000	56,316	115,973	112,407
Interest expense:
Deposits	6,913	6,020	9,749	12,933	21,355
FHLB advances	3,628	3,097	3,839	6,725	7,772
Junior subordinated deferrable interest debentures	385	275	255	660	514
Senior debt	1,575	1,574	1,574	3,149	3,148
Total interest expense	12,501	10,966	15,417	23,467	32,789
Net interest income before provision for loan losses	47,472	45,034	40,899	92,506	79,618
Provision for (reversal of) loan losses	2,500	(2,500)	(2,500)	—	(5,000)
Net interest income after provision for loan losses	44,972	47,534	43,399	92,506	84,618
Noninterest income	362	58	510	420	819
Noninterest expense	13,325	15,512	13,880	28,837	29,284
Income before provision for income taxes	32,009	32,080	30,029	64,089	56,153
Provision for income taxes	9,442	9,140	8,813	18,582	16,526
Net income	$22,567	$22,940	$21,216	$45,507	$39,627
Basic earnings per common share	$0.44	$0.45	$0.41	$0.89	$0.76
Diluted earnings per common share	$0.44	$0.45	$0.41	$0.89	$0.76

CONSOLIDATED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of or For the Three Months Ended			For the Six Months Ended
(Dollars in thousands except per share data)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
PERFORMANCE RATIOS
Return on average:
Assets	1.23%	1.28%	1.19%	1.25%	1.12%
Stockholders' equity	13.41%	13.60%	13.32%	13.50%	12.58%
Efficiency ratio (1)	27.86%	34.40%	33.52%	31.03%	36.41%
Noninterest expense to average assets	0.72%	0.86%	0.78%	0.79%	0.83%
Loan to deposit ratio	117.09%	113.66%	119.28%	117.09%	119.28%
Average stockholders' equity to average assets	9.15%	9.39%	8.90%	9.27%	8.90%
Dividend payout ratio	27.15%	27.14%	14.17%	27.14%	15.18%
YIELDS/RATES
Yield on loans	3.50%	3.41%	3.42%	3.46%	3.46%
Yield on investments	1.76%	1.42%	1.29%	1.59%	1.29%
Yield on interest earning assets	3.31%	3.16%	3.18%	3.23%	3.20%
Cost of interest bearing deposits	0.50%	0.45%	0.74%	0.48%	0.82%
Cost of borrowings	2.19%	2.18%	2.03%	2.19%	2.18%
Cost of interest bearing liabilities	0.77%	0.70%	0.97%	0.74%	1.05%
Net interest spread	2.54%	2.46%	2.21%	2.49%	2.15%
Net interest margin	2.62%	2.54%	2.31%	2.58%	2.27%
CAPITAL
Total equity to total assets	8.92%	9.20%	8.80%
Tangible stockholders' equity to tangible assets (1)	8.88%	9.16%	8.76%
Book value per share	$13.15	$13.00	$12.32
Tangible book value per share (1)	$13.09	$12.93	$12.25
ASSET QUALITY
Net recoveries	$—	$—	$(69)
Net recovery ratio	—%	—%	(0.00)%
Nonperforming loans to total loans	0.08%	0.04%	0.01%
Nonperforming assets to total assets	0.07%	0.03%	0.01%
Allowance for loan losses to loans held-for-investment	0.54%	0.52%	0.64%
Allowance for loan losses to nonperforming loans	706.46%	1,450.81%	5,846.53%
Criticized loans	$27,513	$20,678	$37,209
Classified loans	$22,492	$13,774	$19,573
LOAN COMPOSITION
Multifamily residential	$4,414,725	$4,232,227	$4,281,698
Single family residential	$2,011,374	$1,916,220	$1,945,099
Commercial real estate	$184,708	$194,354	$196,347
Construction and land	$27,022	$23,517	$20,496
DEPOSIT COMPOSITION
Noninterest bearing transaction accounts	$173,317	$163,907	$127,810
Interest bearing transaction accounts	$230,587	$172,242	$150,994
Money market deposit accounts	$3,024,460	$3,055,723	$2,350,926
Time deposits	$2,240,395	$2,209,375	$2,772,242

(1) See "Non-GAAP Reconciliation" table

NON-GAAP RECONCILIATION (UNAUDITED)

	For the Three Months Ended			For the Six Months Ended
(Dollars in thousands)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Pre-tax, Pre-provision Net Earnings
Income before provision for income taxes	$32,009	$32,080	$30,029	$64,089	$56,153
Plus: Provision for (reversal of) loan losses	2,500	(2,500)	(2,500)	—	(5,000)
Pre-tax, pre-provision net earnings	$34,509	$29,580	$27,529	$64,089	$51,153
Efficiency Ratio
Noninterest expense (numerator)	$13,325	$15,512	$13,880	$28,837	$29,284
Net interest income	47,472	45,034	40,899	92,506	79,618
Noninterest income	362	58	510	420	819
Operating revenue (denominator)	$47,834	$45,092	$41,409	$92,926	$80,437
Efficiency ratio	27.86%	34.40%	33.52%	31.03%	36.41%

(Dollars in thousands except per share data)	June 30, 2022	March 31, 2022	June 30, 2021
Tangible Book Value Per Share
Total assets	$7,530,516	$7,260,826	$7,257,078
Less: Goodwill	(3,297)	(3,297)	(3,297)
Tangible assets	7,527,219	7,257,529	7,253,781
Less: Total liabilities	(6,858,894)	(6,592,826)	(6,618,379)
Tangible stockholders' equity (numerator)	$668,325	$664,703	$635,402
Period end shares outstanding (denominator)	51,063,498	51,403,914	51,861,704
Tangible book value per share	$13.09	$12.93	$12.25
Tangible Stockholders' Equity to Tangible Assets
Tangible stockholders' equity (numerator)	$668,325	$664,703	$635,402
Tangible assets (denominator)	$7,527,219	$7,257,529	$7,253,781
Tangible stockholders' equity to tangible assets	8.88%	9.16%	8.76%